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                          Corporate Services Agreement

     This Agreement is made as of June 6, 2002 between Metalydyne Corporation ("Metaldyne"), a Delaware corporation, and TriMas Corporation, a Delaware corporation ("TriMas").

     WHEREAS, Heartland Industrial Partners, L.P. has entered into a Stock Purchase Agreement (the "Purchase Agreement") dated as of May 17, 2002 with Metaldyne and TriMas to acquire approximately 66% of the capital stock of TriMas;

     WHEREAS, TriMas desires that Metaldyne provide, and Metaldyne is willing to provide, either directly or through its subsidiaries, certain services and facilities on the terms and conditions hereinafter set forth,

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

     1. Services. Metaldyne shall provide to TriMas and its subsidiaries the services (the "Services") set forth on Schedule A hereto; provided, however, Metaldyne shall make available the services entitled "General Legal Services" and "Specialty Legal Services" only to the extent consistent with applicable standards of professional responsibility. In addition, Metaldyne acknowledges that due to its longstanding relationship with TriMas Metaldyne and certain of its employees possess historical information and knowledge related to TriMas' business operations and agrees, upon reasonable request, to allow TriMas access to such information and personnel. Metaldyne shall furnish the Services and access at the reasonable request of TriMas, provided that Metaldyne shall not be required to disrupt the provision of services for its own business purposes and shall not be obligated to retain additional employees in order to accommodate TriMas, requirements for Services other than in the ordinary course of business. In addition, Metaldyne shall provide data processing equipment, if needed, in Metaldyne's corporate office at 47603 Halyard Drive, Plymouth, Michigan.

     2. Compensation. TriMas will pay Metaldyne an annual fee of $2.5 million for the Services, payable in advance in equal quarterly installments of $625,000 for the term of this agreement, less any amounts equal to the cost of any of the Services that are assumed directly by TriMas or any of its subsidiaries, provided, however, in the event of a mutual decision to extend the term of this agreement, compensation shall be renegotiated by the parties in good faith, subject to the provisions of Section 4 hereof. The parties recognize that TriMas may, in the future, hire certain support and administrative staff to be employed solely by TriMas or one of its subsidiaries and incur other expenses for equipment, services or space (whether direct or through third parties) to replace the Services or provide for Services to share with Metaldyne; to the extent any of the cost of the foregoing would offset the fee, TriMas shall supply detail concerning the cost to Metaldyne.

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     3.   Additional Services. Additional services, facilities and other items made available by Metaldyne to its operating units which are not covered by the base fee will similarly be made available to TriMas and its subsidiaries upon consent by Metaldyne (which consent will not be unreasonably withheld), except if the provision of such services, facilities and other items would be in contravention of law. The charges for additional services, facilities and other items shall be determined from time to time by Metaldyne, but TriMas and its subsidiaries shall have no obligation to purchase or use any such additional services, facilities or other items.

     4. Term. The term of this agreement shall be from the date hereof through the first anniversary of the date hereof; provided, however, that this agreement will be subject to renewal at the election of the parties, and the term extended for additional one-year periods beyond the end of the then current term and on each anniversary date thereafter; provided, further, that any extension of this agreement shall be subject to Section 4.10 of the Metaldyne Shareholders Agreement dated November 28, 2000; provided, further, that such termination shall not relieve a party of its obligations accruing through the effective date of such termination.

     5. No Liability. In providing services, equipment and facilities hereunder, Metaldyne and TriMas shall each have a duty to act, and to cause their respective employees to act, in a reasonable and prudent manner. Neither Metaldyne or its subsidiaries, nor any officer, director, employee or agent of Metaldyne or its subsidiaries, nor TriMas or any of its subsidiaries, nor any officer, director, employee or agent of TriMas or any of its subsidiaries, shall be liable for any loss incurred in connection with the matters to which this agreement relates, except a loss resulting from willful misfeasance or bad faith.

     6. Independent Contractor. The selection of Metaldyne employees to provide services hereunder shall be determined by Metaldyne and such employees shall be the employees of Metaldyne. All work performed hereunder by Metaldyne shall be performed by Metaldyne as an independent contractor.

     7. Confidentiality. Metaldyne and TriMas shall take reasonable measures to keep confidential all information concerning the other which is acquired in the course of performing services hereunder and which is of a nature customarily considered to be confidential by them.

     8. Assignment. This Agreement shall not be assigned by TriMas without the express written consent of Metaldyne, except for an assignment by TriMas to a successor to substantially all of its business.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

TRIMAS CORPORATION                     METALDYNE CORPORATION

By: /s/  Grant Beard                   By: /s/ William M. Lowe, Jr.
    ----------------------------------     -----------------------------
    Name:  Grant H. Beard                  Name:  William M. Lowe, Jr.
    Title: CEO/President                   Title: Chief Financial Officer

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SCHEDULE A

                                    SERVICES

          o    Human Resources and related corporate support

          o    Management Information Systems

          o    Treasury Services

          o    General Legal Services

          o    Risk Management

          o    Specialty Legal Services

               o    Intellectual Property

               o    Litigation Support

               o    Employee Issues

               o    Environmental

          o    Tax

          o    SEC Compliance

          o    Accounting and Reporting Services

               o    Audit

               o    General Accounting

          o    Professional

          o    Website support